SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

   Certificate and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
                File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                                                 Commission File Number 33-43389

                          DOCUMENT TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                               549 Weddell Drive
                          Sunnyvale, California 94089
    (Address, including zip code, and telephone number, including area code of registration's principal executive officers)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(iii) [ ]           Rule 15d-6            [X]
          Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 70

     Pursuant to the requirements of the Securities Exchange Act of 1934 DOCUMENT TECHNOLOGIES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE: January 21, 1997                    /s/ Robert J. Wallace
                                              ----------------------------------
                                              Robert J. Wallace
                                              President